FIRST AMENDMENT TO
                         PORTFOLIO MANAGEMENT AGREEMENT


         This First Amendment to Portfolio Management Agreement ("Amendment") is effective September 30, 2006, by and among Allianz Life Advisers, LLC (the "Manager"), Allianz Variable Insurance Products Trust (the "Trust"), Salomon Brothers Asset Management Inc ("SBAM"), and CAM North America, LLC ("placeCAM").

         WHEREAS, the Manager, the Trust, and SBAM are parties to a Portfolio Management Agreement dated December 1, 2005 (the "Original Agreement") pursuant to which SBAM provides portfolio management services to the Trust;

         WHEREAS, SBAM and placeCAM are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc.;

         WHEREAS, SBAM desires to transfer its duties and obligations under the Original Agreement to CAM, and placeCAM is willing to accept the transfer and assume the duties and obligations under the Original Agreement on the terms and conditions set forth herein;

         WHEREAS, SBAM and CAM have provided the Manager and the Trust with a copy of an opinion of counsel that states that the transfer of the duties and obligations under the Original Agreement from SBAM to CAM (the "Transfer") does not, under the Investment Company Act of 1940 (the "1940 Act") or the Investment Advisers Act of 1940 (the "Investment Advisers Act"), result in the assignment and termination of the Original Agreement or require the consent of the shareholders of any fund that is an outstanding series of the Trust; and

         WHEREAS, the Manager and the Trust have agreed to the proposed Transfer, and the Manager, the Trust, and CAM desire to amend the Original Agreement in connection with placeCAM's appointment as subadviser for the AZL Salomon Brothers Large Cap Growth Fund and the AZL Salomon Brothers Small Cap Growth Fund;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. TRANSFER AND ASSUMPTION. The parties agree that the terms and conditions of the Original Agreement are incorporated herein by reference. Effective September 30, 2006, SBAM hereby transfers, conveys, and sets over all of its rights, interests, claims, and entitlements under the Original Agreement to CAM and to its successors and permitted assigns, it being understood that such transfer, conveyance, and set over will not result in the automatic termination of the Original Agreement as a result of an "assignment" within the meaning of the 1940 Act or the Investment Advisers Act, and the regulations thereunder. The covenants, liabilities, duties, and obligations of SBAM under or in connection with or arising out of the Original Agreement are hereby undertaken, assumed, and agreed to be performed or otherwise discharged when due by CAM. Except as herein provided, this Amendment shall not be construed to modify, terminate, or merge any rights



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any party to the Original  Agreement has pursuant to the terms thereof,  and the parties hereby confirm all of the terms and provisions of the Original Agreement as remaining in full force and effect.

     2. CONSENT. The Manager and the Trust hereby consent and agree to the foregoing transfer and assumption.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first above written.

                        ALLIANZ LIFE ADVISERS, LLC

                        By:      /s/ Brian Muench
                        Name:    Brian Muench
                        Title:   Vice President


                        ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

                        By:      /s/ Brian Muench
                        Name:    Brian Muench
                        Title:   Vice President


                        SALOMON BROTHERS ASSET MANAGEMENT INC

                        By:      /s/ Joel Sauben
                        Name:    Joel Sauben
                        Title:   Managing Director


                        CAM NORTH AMERICA, LLC

                        By:      /s/ Terrence Murphy
                        Name:    Terrence Murphy
                        Title:   Chief Administrative Officer